Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	January 12, 2012
Shelly Oates, ext. 3202

AmeriGas Partners Announces Completion of Heritage Propane Acquisition

Valley Forge, Pa, January 12—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas” or “the Partnership”), announced that AmeriGas has completed the acquisition of the propane operations (“Heritage”) of Energy Transfer Partners, L.P. (“Energy Transfer”) for approximately $1.46 billion in cash, $1.32 billion in common units and the assumption of debt.

Lon R. Greenberg, chairman of AmeriGas, and chairman and chief executive officer of UGI Corporation (NYSE: UGI) said, “We are pleased to be completing this significant transaction at this time. We are eager to commence the task of combining the best of AmeriGas and Heritage as we create a new standard of excellence in the U.S. propane distribution industry.” Eugene V.N. Bissell, president and chief executive officer of AmeriGas added, “The potential to grow our business by capitalizing on this unique opportunity to enhance productivity, develop new growth opportunities and deploy new technologies is very exciting to us. As a means of tangibly demonstrating the benefits of the transaction to our unitholders, we expect to declare a 3% increase in the Partnership’s distribution effective for the next regular quarterly distribution.”

AmeriGas also announced that AmeriGas Finance Corp. and AmeriGas Finance LLC had completed the issuance of $550 million of 6.75% senior notes maturing 2020 and $1.0 billion of 7.00% senior notes maturing 2022. The notes are fully and unconditionally guaranteed by the Partnership. The net proceeds from the senior notes offering were used to finance the cash consideration for the Heritage acquisition, to pay certain expenses related to the transaction, and for general corporate purposes. As previously announced, AmeriGas Propane, L.P. amended its unsecured revolving credit facility in conjunction with the closing of the acquisition. The amendment increased the size of the facility to $525 million, extended the maturity of the facility to October 15, 2016, and modified certain other provisions of the facility in relation to the acquisition.

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 1,200 locations. UGI Corporation, through subsidiaries, owns 28% of the Partnership and serves as its General Partner. An Energy Transfer affiliate owns 34% of the Partnership and the public owns the remaining 38%.

- More -

AmeriGas Partners Announces Completion of Heritage Propane Acquisition

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the anticipated benefits, including the achievement of synergies, from the proposed transaction cannot be fully realized, or cannot be fully realized in the anticipated timeframe. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, capital market conditions, including reduced access to capital markets and interest rate fluctuations, the timing and success of our acquisitions and investments to grow our business and our ability to successfully integrate acquired businesses and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-04	###	1/12/12

2